UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 22, 2016

Ferro Corporation

__________________________________________

(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard Suite 250, Mayfield Heights, Ohio		44124
_______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Disposition of Assets.

As previously disclosed, in the second quarter of 2014, Ferro Corporation (the “Company”) commenced a process to market for sale its Europe-based Polymer Additives assets, including the Antwerp, Belgium dibenzoates manufacturing assets, and related Polymer Additives European headquarters and lab facilities (collectively, the “Antwerp Assets”).  On August 22, 2016, the Company completed the disposition of the Antwerp Assets (the “Transaction”) to Plahoma Two AG (the “Buyer”), an affiliate of the LIVIA Group, an industrial holding group based in Munich and Vienna, pursuant to the terms of the share purchase agreement (the “Purchase Agreement”). In connection with the Buyer’s assumption of all of the liabilities of the Antwerp Assets pursuant to the terms of the Purchase Agreement, the Company made a capital contribution to its subsidiaries that owned the Antwerp Assets prior to the close of the Transaction of €12 million (approximately $13.6 million).  The Company expects the Transaction will result in impairment charges and other related expenses of $25 million to $30 million.

The foregoing description of the Transaction and the Purchase Agreement is a summary, does not purport to be a complete description, and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The Company has classified the Antwerp Assets (and related liabilities) as held-for-sale in its consolidated balance sheets and has classified the related operating results, net of income tax, as discontinued operations in its consolidated statements of operations.  Accordingly, the Company has not provided pro forma financial statements in this Current Report on Form 8-K as the results of the disposed business have previously been classified as discontinued operations and have been properly presented as such in the Company’s historical financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, and June 30, 2016. As such, there are no other pro forma adjustments necessary on the condensed consolidated statement of operations for the six months ended June 30, 2016, and for the consolidated statements of operations for the fiscal years ended December 31, 2015, 2014, and 2013.

The adjustments to the historical condensed consolidated balance sheet as of June 30, 2016, include unaudited pro forma effects of the Transaction as if the sale of the Antwerp Assets had occurred on June 30, 2016.  These pro forma adjustments include the derecognition of the assets of $19.0 million and liabilities of $5.8 million of the Antwerp Assets, which are classified as held for sale on the June 30, 2016 condensed consolidated balance sheet, the cash used to make a capital contribution to its subsidiaries that owned the Antwerp Assets prior to the close of the Transaction of €12 million (approximately $13.4 million) and a reduction in Retained earnings resulting from  an estimated loss of $26.6 million.  The actual loss may differ due the change in assets and liabilities between June 30, 2016 and closing.

Pro forma financial information requires management to make estimates and assumptions based upon the information known at that time.  Actual results could differ from these estimates.

(d) Exhibits

2.1*Share Purchase Agreement by and among Ferro Finco Ireland Limited, Ferro Investments B.V. and Plahoma Two AG dated July 11, 2016.

* Certain annexes and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted annexes and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

August 26, 2016	By:	/s/ Mark H. Duesenberg

Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
2.1*	Share Purchase Agreement by and among Ferro Finco Ireland Limited, Ferro Investments B.V. and Plahoma Two AG dated July 11, 2016.

*	Certain annexes and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted annexes and schedules upon request.